EXHIBIT 10.11


                  CONSULTING AND MANAGEMENT SERVICES AGREEMENT

         THIS CONSULTING AND MANAGEMENT SERVICES AGREEMENT ("Agreement") is made and entered into as of the 24th day of February, 1997, by and between Sunglass Hut International, Inc., a Florida corporation (the "Company"), and Hauslein & Company, Inc., a Florida corporation ("Hauslein").

          1. APPOINTMENT OF HAUSLEIN. The Company appoints Hauslein and Hauslein accepts appointment on the terms and conditions provided in this Agreement, to serve as a consultant to the Company's business.

          2. BOARD OF DIRECTORS SUPERVISION. The activities of Hauslein to be performed under this Agreement shall be subject to the supervision of the Board of Directors of the Company (the "Board") to the extent required by applicable law or regulation and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, Hauslein shall not require the prior approval of the Board to perform its duties under this Agreement.

          3. AUTHORITY OF HAUSLEIN. Subject to any limitations imposed by applicable law or regulation, Hauslein shall render management and consulting services to the Company which services shall include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company as needed from time to time. Such Hauslein services shall include (i) assisting in locating, interviewing and recruiting senior executive candidates,
(ii) analyzing and reviewing the Company's proposed budget for fiscal 1997 and future periods, (iii) making recommendations concerning the Company's business strategies, (iv) working with management in establishing and monitoring the Company's financial and other controls, (v) providing advice and consultation in all areas of executing the Company's business plan, (vi) conducting relations on behalf of the Company with accountants, attorneys and other professionals, and
(vii) making periodic reports to the Board with respect to the consulting services provided hereunder. Without limiting the generality of the foregoing, Hauslein will use its best efforts to cause James N. Hauslein to devote substantially all his working time and attention to the business and affairs of the Company and to give the Company the benefit of his special knowledge, skill and business expertise to promote the Company's interests.

          4. REIMBURSEMENT OF EXPENSES; INDEPENDENT CONTRACTOR. All obligations or expenses incurred by Hauslein in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company. Hauslein shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company nor shall Hauslein be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation will be provided. Hauslein shall be an independent contractor, and nothing obtained in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company and Hauslein, or (ii) to cause Hauslein to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute any of Hauslein's employees, officers or affiliates as employees, officers or agents of the Company. It is understood that James N. Hauslein will continue to serve as the Company's Chairman of the Board in accordance with the Company's bylaws.

         5. MANAGEMENT FEE. In consideration of Hauslein's agreement to provide the management services described in Section 3 of this Agreement, the Company shall pay to Hauslein an annual base cash consulting and management fee equal to $375,000, payable in monthly installments. Except as expressly provided in
Section 6, any bonus, grant of securities or payment of other additional consideration shall be due only if approved by the Board in its sole discretion.

         6. SUSPENSION OF CHAIRMAN'S CONSULTING FEES. It is agreed that, during the term of this Agreement, neither James N. Hauslein nor Hauslein shall receive any fee or other compensation in

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connection with James N. Hauslein's service on the Board, except for (x) the annual director's fee and meeting fees paid to all non-employee directors of the Company, and (y) the annual grants of options and restricted stock to be made to non-employee directors pursuant to the Company's 1996 Executive Incentive Compensation Plan, all of which fees and awards shall continue.

         7. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  7.1 EXPENSE REIMBURSEMENT. During the term of Hauslein's engagement hereunder, the Company shall, consistent with the Company's policies and internal audit procedures and upon the submission of supporting documentation by Hauslein or its representatives, reimburse Hauslein for all reasonable expenses actually paid or incurred by Hauslein or its representatives in the course of and pursuant to the business of the Company, including expenses for travel and entertainment. It is expressly agreed that the Company will (x) provide Hauslein with a non-accountable administrative expense allowance of $8,500 per month, which is intended to defray in part the expenses incurred by Executive in maintaining its Greenwich, Connecticut offices, and (y) reimburse Hauslein for weekly, round-trip, first class air fare between New York and Miami.

                  7.2 OTHER BENEFITS. The Company shall obtain or shall continue in force, at the Company's sole expense, comprehensive major medical and hospitalization insurance coverages, including dental coverages, either group or individual, for James N. Hauslein in accordance with present practices. The policies to be provided by the Company shall be on terms as determined by the Board. Nothing paid to Hauslein or James N. Hauslein under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the base fee payable to Hauslein pursuant to this Agreement.

                  7.3 WORKING FACILITIES. The Company shall furnish James N. Hauslein with an office, secretarial assistance and such other facilities and services suitable to his position as Chairman of the Board and adequate for the performance of Hauslein's duties hereunder.

                  7.4 HOUSING. The Company shall arrange and pay all costs of leasing, maintaining and furnishing a Miami, Florida apartment for James N. Hauslein during the term of this Agreement, up to a maximum of $3,300 per month.

                  7.5 AUTOMOBILE ALLOWANCE. Subject to the approval of the Chairman of the Compensation Committee of the Board, the Company shall arrange for (or reimburse Hauslein for the reasonable costs of) any necessary use of an automobile by Hauslein for Company business from time to time during the term hereof.

         8. TERM. This Agreement shall remain in effect until terminated in accordance with the provisions of this Agreement. Either the Company or Hauslein may terminate this Agreement (x) upon 30 days' written notice to the other, or
(y) in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after written notice of the same is given to the party alleged to be in breach.

         9. STANDARD OF CARE. Hauslein (including any person or entity acting for or on behalf of Hauslein) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of Hauslein), unless the Company's losses (including expenses, costs and attorneys' fees) are finally and judicially determined to have resulted from the gross negligence or willful misconduct of Hauslein.

         10. INDEMNIFICATION OF HAUSLEIN. The Company hereby agrees to indemnify and hold harmless Hauslein and its present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") to the fullest extent that James N. Hauslein is required to be indemnified in accordance with his existing Indemnification Agreement with the Company. The Company further agrees to advance and



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reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation arising in connection with his services hereunder (including attorneys' fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity.

         11. NO ASSIGNMENT. Without the consent of Hauslein, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Company, Hauslein shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

         12. NOTICES. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

         If to the Company:         Sunglass Hut International, Inc.
                                    255 Alhambra Circle
                                    Coral Gables, Florida 33134
                                    Attention: Jack B. Chadsey, President

         If to Hauslein:            Hauslein & Company, Inc.
                                    One Lafayette Place, Third Floor
                                    Greenwich, Connecticut  06830
                                    Attention: James N. Hauslein, President

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

         13. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14. NO WAIVER. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

         15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

         16. GOVERNING LAWS. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the laws of any other state.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly exercised by their authorized representatives as of the date first above written.

                              SUNGLASS HUT INTERNATIONAL, INC.

                              By:______________________________________________
                                                  Jack B. Chadsey,
                                       President and Chief Executive Officer

                              HAUSLEIN & COMPANY, INC.

                              By:______________________________________________
                                                 James N. Hauslein,
                                       President and Chief Executive Officer

                              Agreed to And Acknowledged:

                              _________________________________________________
                                          James N. Hauslein, Individually

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